SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: November 27, 2002

NEW ENGLAND POWER COMPANY

(exact name of registrant as specified in charter)

Massachusetts	1-6564	04-1663070
(state or other	(Commission	(I.R.S. Employer
jurisdiction of	File No.)	Identification No.)
incorporation)

25 Research Drive, Westborough, Massachusetts 01582

(Address of principal executive offices)

(508) 389-2000

(Registrant's telephone number, including area code)

Item 5. Other Events

        As part of an ongoing review process, management of Connecticut Yankee Atomic Power Company (Connecticut Yankee), Yankee Atomic Electric Company (Yankee Atomic) and Maine Yankee Atomic Power Company (Maine Yankee) prepared revised estimates of the cost of decommissioning, respectively, the Connecticut Yankee nuclear unit (CY), the Yankee Atomic nuclear unit (Yankee Rowe) and the Maine Yankee nuclear unit (MY). CY, Yankee Rowe and MY have been permanently shut down and are currently conducting decommissioning activities. The estimated costs of decommissioning CY, Yankee Rowe and MY for the period through 2022 have increased by approximately $150 million, $190 million and $40 million, respectively, over prior estimates. Such prior estimated costs were included in the rates of the three Yankee companies, which have been approved by the Federal Energy Regulatory Commission (FERC). The new cost estimates will be revised from time to time based on information available to the Yankee companies regarding future costs.

        The new estimates are attributable mainly to increases in the projected costs of spent fuel storage, security and liability and property insurance.

        New England Power Company owns 19.5% of Connecticut Yankee, 34.5% of Yankee Atomic and 24% of Maine Yankee. The Company's share of the increased costs, respectively, would be approximately $29 million, $66 million and $10 million, or approximately $105 million in aggregate.

        The Company expects the Yankee companies to seek allowance of recovery of these increases in rate applications to be filed in due course with the FERC, with any resulting adjustments being charged to their respective customers, including the Company. The outcome of these filings cannot be predicted at this time. Under the provisions of the Company's industry restructuring settlement agreements approved by state and federal regulators in 1998, the Company recovers all costs, including shutdown costs, that the FERC allows the Yankee companies to bill to the Company.

        For further information concerning the Yankee companies, see New England Power Company’s Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 2002, “Nuclear Units”, under Footnote B to the Financial Statements.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

NEW ENGLAND POWER COMPANY

     s/Edward A. Capomacchio
By ___________________________
     Edward A. Capomacchio
     Controller

Date: November 27, 2002